UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO VARIABLE TRUST

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

IMPORTANT NOTICE: Please complete the

enclosed proxy ballot and return it as soon as possible.

For your convenience you may vote by mail, by calling the toll-

free telephone number printed on your proxy ballot, or via the

Internet according to the enclosed voting instructions.

If you have any questions, you may call 1-800-222-8222 toll-free from 8:00 A.M. to 10:00 P.M. Eastern time.

WELLS FARGO ADVANTAGE VT C&B LARGE CAP VALUE FUND

OF

WELLS FARGO VARIABLE TRUST

525 Market Street

San Francisco, California 94105

December 12, 2007

Dear Valued Contract Holder:

I am pleased to invite you to a special meeting of shareholders of the Wells Fargo Advantage VT C&B Large Cap Value Fund (the “Fund”) to be held at 10:30 a.m. (Pacific Time), on January 28, 2008, in the Yosemite Conference Room at 525 Market Street, 12th Floor, San Francisco, California. Although you are not a direct shareholder of the Fund, you have allocated some or all of your contract value to shares of the Fund that is holding this meeting. As a result, you have the right to instruct the life insurance company that issued your contract how these shares should be voted at the meeting.

We are seeking your approval of a new sub-advisory agreement with Cooke & Bieler (“C&B”) for the Fund. On October 24, 2007, Affiliated Managers Group, Inc. announced that it had signed a definitive agreement (the “Acquisition Agreement”) to acquire a majority interest in the business of C&B, as described herein. The closing of this transaction will result in the change of control of C&B and the automatic termination of C&B’s current sub-advisory agreement with the Fund.

The transactions contemplated by the Acquisition Agreement are not expected to result in any change to the C&B personnel who manage the Fund or in the manner in which the Fund is managed. In addition, Wells Fargo Funds Management, LLC, an indirect wholly-owned subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Bank, N.A., would remain the investment adviser to the Fund and the entity that oversees the overall management of the Fund. The services provided by C&B under the new investment sub-advisory agreement and the fees payable to C&B for sub-advisory services would also remain unchanged from the current investment sub-advisory agreement with C&B. Nonetheless, the federal securities laws require that shareholders of the Fund be given the opportunity to approve a new investment sub-advisory agreement in order to allow C&B to continue to provide sub-advisory services to the Fund following the closing of the transactions contemplated by the Acquisition Agreement. Further, C&B has agreed to pay all expenses associated with this proxy solicitation so that neither the Fund nor shareholders of the Fund will bear any of these expenses.

The Board of Trustees of Wells Fargo Variable Trust has unanimously approved the new sub-advisory agreement with C&B, and found that it is fair and equitable. The Board of Trustees of Wells Fargo Variable Trust unanimously recommends that you vote to approve the proposed new sub-advisory agreement with C&B.

Please read the enclosed proxy materials and consider the information provided. We encourage you to complete and mail your proxy ballot promptly. No postage is necessary if you mail it in the United States. Alternatively, you may vote by calling the toll-free number printed on your proxy ballot, or via the Internet according to the enclosed voting instructions. If you have any questions about the proxy materials, or the proposal, please call your trust officer, investment professional, or Wells Fargo Advantage Funds’ Investor Services at 1-800-222-8222. If you have any questions about how to vote your shares you may call our proxy solicitor, D.F. King & Co., Inc., at 1-800-829-6554 Monday to Friday from 8:00 A.M. to 10:00 P.M. and Saturdays from 11:00 A.M. to 6:00 P.M. Your vote is important to us, no matter how many shares you own.

Very truly yours,

Karla M. Rabusch
President
Wells Fargo Variable Trust

WELLS FARGO ADVANTAGE VT C&B LARGE CAP VALUE FUND

OF

WELLS FARGO VARIABLE TRUST

525 Market Street

San Francisco, California 94105

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 28, 2008

This is the formal notice and agenda for the special shareholder meeting (the “Meeting”) of Wells Fargo Advantage VT C&B Large Cap Value Fund (the “Fund”) of Wells Fargo Variable Trust to be held on Monday, January 28, 2008, at 10:30 a.m. (Pacific Time) in the Yosemite Conference Room at 525 Market Street, 12th Floor, San Francisco, California, 94105 for the following purposes:

1.	To approve a new sub-advisory agreement among Cooke & Bieler, LLP, Wells Fargo Variable Trust, and Wells Fargo Funds Management, LLC for the Fund.

2.	To conduct such other business as may properly come before the Meeting or any adjournment(s) thereof.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN

FAVOR OF THE NEW SUB-ADVISORY AGREEMENT.

Only shareholders of record as of the close of business on November 21, 2007, are entitled to vote at the Meeting or any adjournment(s) thereof. Whether or not you expect to attend the Meeting, please complete and return the enclosed proxy ballot.

Please read the enclosed proxy materials and consider the information provided. We encourage you to complete and mail your proxy ballot promptly. No postage is necessary if you mail it in the United States. Alternatively, you may vote by calling the toll-free number printed on your proxy ballot, or via the Internet according to the enclosed voting instructions. If you have any questions about the proxy materials, or the proposal, please call your trust officer, investment professional, or Wells Fargo Advantage Funds’ Investor Services at 1-800-222-8222. If you have any questions about how to vote your shares or if you would like to do so by telephone, you may call our proxy solicitor, D.F. King & Co., Inc., at 1-800-829-6554 Monday to Friday from 8:00 A.M. to 10:00 P.M. and Saturdays from 11:00 A.M. to 6:00 P.M.

By Order of the Board of Trustees of Wells Fargo Variable Trust,

C. David Messman
Secretary

December 12, 2007

YOUR VOTE IS VERY IMPORTANT TO US REGARDLESS OF THE NUMBER OF SHARES THAT YOU ARE ENTITLED TO VOTE.

PROXY STATEMENT

Dated December 12, 2007

WELLS FARGO VARIABLE TRUST

525 Market Street

San Francisco, California 94105

WHAT IS THIS DOCUMENT AND WHY ARE WE SENDING IT TO YOU?

This document is a proxy statement and is being furnished to shareholders as of November 21, 2007, of the Wells Fargo Advantage VT C&B Large Cap Value Fund (the “Fund”), of Wells Fargo Variable Trust (the “Trust”). It contains the information that shareholders of the Fund should know before voting on the following proposals, and should be retained for future reference:

1.	To approve a new sub-advisory agreement among Cooke & Bieler, LLP, the Trust and Wells Fargo Funds Management, LLC (“Funds Management”) for the Fund (the “New Agreement”).

2.	To conduct such other business as may properly come before the Meeting or any adjournment(s) thereof.

This Proxy Statement will be mailed to shareholders on or about December 19, 2007.

WHY IS YOUR APPROVAL OF THE NEW AGREEMENT NECESSARY?

Shareholder approval of the New Agreement is necessary because Cooke & Bieler, L.P. (“C&B LP”), the current sub-adviser for the Fund has entered into a definitive agreement with Affiliated Managers Group, Inc. (“AMG”) pursuant to which AMG will acquire a majority interest in Cooke & Bieler, LLP (“C&B LLP”) (the “Acquisition”), a newly formed limited liability partnership that will conduct the business of C&B LP following the closing of the Acquisition. C&B LP and C&B LLP are referred to collectively as “C&B”. Under the federal securities laws, upon the closing of the transactions contemplated by the Acquisition Agreement, the change of control in C&B LP will constitute an assignment of the current sub-advisory agreement among C&B LP, Funds Management and the Trust for the Fund (the “Current Agreement,”) and result in the automatic termination of the Current Agreement.

The shareholders of the Fund, which are primarily participating insurance companies, will be asked to approve the New Agreement. As a shareholder of the Fund, the participating insurance company will “pass through” the votes of the contract owners that have contract value allocated to the Fund via this proxy solicitation, and will vote its shares in the Fund in the same manner and proportion as the contract owners vote. In that sense, the contract owners will be considering and voting on the New Agreement. For more information, see “Information on Voting.”

If shareholders do not approve the New Agreement, the Board will consider what further action is appropriate.

WILL THE CHANGE OF CONTROL TRANSACTION AFFECT THE SUB-ADVISORY ARRANGEMENT FOR THE FUND?

No. The purpose of this proxy solicitation is to ensure that the Fund retains the same sub-adviser and management services that it has received from C&B LP since the commencement of operations of the Fund. The New Agreement is substantially identical to the Current Agreement except for the identity of the sub-adviser (C&B LLP instead of C&B LP), the date and the resulting initial terms, and neither the level of quality of services, the types of services, nor the sub-advisory fees payable to C&B LLP is expected to change as a result of approving the New Agreement. The change of control is not expected to affect C&B’s day-to-day operations or result in any change to the C&B personnel who currently manage the Fund or in the manner in which the Fund is managed. Further, Funds Management would continue to serve as the investment adviser to the Fund and, accordingly, would continue to be the entity that oversees the overall management of the Fund. The substantive terms of the New Agreement is described in more detail below.

IS ADDITIONAL INFORMATION ABOUT THE FUND AND NEW AGREEMENT AVAILABLE?

Yes, additional information about the Fund is available in the:

•	Prospectus for the Fund;
•	Statement of Additional Information for the Fund; and
•

Most recent annual and semi-annual reports for the Fund – the Annual Report dated December 31, 2006, and the Semi-Annual Report dated June 30, 2007, which contain financial statements for the most recent fiscal period, and which were previously mailed to shareholders.

Copies of these documents are available upon request without charge by visiting our Web site at www.wellsfargo.com/advantagefunds or by writing to or calling:

Wells Fargo Advantage Funds®

P.O. Box 8266

Boston, MA 02266-8266

1-800-222-8222

You also may view or obtain these documents from the Securities and Exchange Commission (“SEC”):

In Person:	At the SEC’s Public Reference Room in Washington, D.C., and regional offices in New York City, at 233 Broadway, and in Chicago, at 175 West Jackson Boulevard, Suite 900 (duplicating fee required)
By Phone:	1-800-SEC-0330 (duplicating fee required)
By Mail:	Public Reference Section Securities and Exchange Commission 101 “F” Street, NE Washington, D.C. 20549-0102 (duplicating fee required
By Email:	publicinfo@sec.gov (duplicating fee required)
By Internet:	www.sec.gov (Information about the Fund may be found under Wells Fargo Variable Trust.)

You may obtain copies of the New Agreement upon request without charge by calling or writing Wells Fargo Advantage Funds at the number and address listed above. The principal terms of the New Agreement are summarized in this Proxy Statement.

APPROVAL OF THE NEW AGREEMENT

Overview

Cooke & Bieler, L.P. (“C&B LP”) provides investment advisory services directly to the Fund. When certain actions related to the Fund’s investment sub-advisory arrangements are proposed, we are obliged to seek Fund shareholder approval of those actions. Accordingly, shareholders of the Fund are being asked to consider and approve the New Agreement as a result of the transactions described below. C&B LP has served as investment sub-adviser to the Fund since its inception.

Description of the Change of Control Transactions. The information in this sub-section is based on information provided by C&B LP and AMG to the Trust and its Board. On October 23, 2007, C&B LP entered into a definitive agreement (the “Acquisition Agreement”) with Affiliated Managers Group, Inc. (“AMG”), an asset management company that makes equity investments in a diverse group of investment management firms. AMG is a publicly traded Delaware corporation listed on the New York Stock Exchange, and whose affiliated investment management firms manage approximately $267 billion in assets as of June 30, 2007. The Acquisition Agreement provides for AMG to acquire a majority interest in Cooke & Bieler, LLP, a newly formed limited liability partnership (“C&B LLP”) that will conduct the business of C&B LP following the closing of the transactions contemplated by the Acquisition Agreement (such transaction, the “Change of Control Transaction”). In connection therewith, the existing business of C&B LP will be contributed by C&B LP to C&B LLP immediately prior to the closing of the Change of Control Transaction. The closing of the Change of Control Transaction is subject to customary regulatory approvals and closing conditions for a transaction of this nature, including a negotiated level of assets under management transitioning from C&B LP to the C&B LLP. C&B LP and C&B LLP are referred to collectively as “C&B”.

The Change of Control Transaction’s Effect on the Fund’s Sub-Advisory Arrangement with C&B. As part of the Change of Control Transaction, the senior management and certain other key employees of C&B, including all of the current management owners, will retain an ownership interest in C&B LLP, and will enter into long-term employment contracts with C&B LLP. C&B does not expect the consummation of the Change of Control Transaction to affect its day-to-day operations, operational independence or C&B personnel who currently manage the Fund or in the manner in which the Fund is managed. Funds Management, a wholly-owned subsidiary of Wells Fargo & Company, also would remain the investment adviser to the Fund and, accordingly, would continue to be the entity that oversees the overall management of the Fund. Further, the Current Agreement, pursuant to which C&B LP currently provides sub-advisory services to the Fund, is substantially identical to the New Agreement, pursuant to which C&B LLP will provide sub-advisory services to the Fund upon the consummation of the Change of Control Transaction.

Notwithstanding the above, the Current Agreement, as required by the Investment Company Act of 1940 (the “1940 Act”), provides for its automatic termination upon its “assignment” (as defined under the 1940 Act). The Change of Control Transaction will constitute an assignment of the Current Agreement under the 1940 Act and will result in the automatic termination of the Current Agreement upon the closing of the Change of Control Transaction.

At an in-person meeting held on August 8, 2007, the Board of Trustees of the Trust (the “Board”), in anticipation of the Acquisition Agreement, Change of Control Transaction and termination of the Current Agreement with respect to the Fund, and in careful consideration of the New Agreement, unanimously approved as in the best interest of shareholders of the Fund the New Agreement among C&B LLP, Funds Management and the Trust that is substantially identical to its Current Agreement. Thus, as described below unless otherwise specified, the New Agreement is substantially identical to the Current Agreement.

The Board unanimously recommends that Fund shareholders approve the New Agreement.

Descriptions of the Current Agreement and New Agreement

Presently, C&B LP serves as the sub-adviser to the Fund pursuant to its Current Agreement dated February 1, 2005, that was most recently approved by the Board, including a majority of the Independent Trustees (as defined herein), on March 30, 2007 in connection with the Board’s annual review of advisory agreements. Fund shareholders have not been required to vote on any matter relating to the Current Agreement up until the Change of Control Transaction.

The New Agreement is substantially identical to the Current Agreement, except with respect to the changed form of organization of the sub-adviser, resulting initial terms and effective date. Subject to shareholder approval, the New Agreement would include C&B LLP (instead of C&B LP) as the sub-adviser and would become effective upon consummation of the Change of Control Transaction. All other terms of the New Agreement are identical to those of the Current Agreement.

Under the terms of the Current Agreement and New Agreement, C&B is responsible for, subject to oversight by Funds Management and the Board, investing and reinvesting the Fund’s assets in a manner consistent with its investment objectives, policies and restrictions, and applicable federal and state law. For providing these services under the Current Agreement and New Agreement, C&B is entitled to receive sub-advisory fees as a percentage of average daily net assets of the Fund as listed in the chart below. Funds Management would be solely responsible for paying this fee from the investment advisory fees it receives as a percentage of the average daily net assets of the Fund.

Fund	C&B Annual Sub-Advisory Fee
VT C&B Large Cap Value Fund	0.45% on first $250 million 0.40% on next $250 million 0.35% on next $250 million 0.30% over $750 million

The Fund was launched on September 20, 1999. For the fiscal year ended December 31, 2006, the amount of sub-advisory fees paid to C&B LP by Funds Management to sub-advise the Fund was $2,968,738. Other than the sub-advisory fees paid to C&B LP as described above, the Fund did not make any payments to C&B LP or any affiliate of C&B LP for the Fund’s most recent fiscal year.

Under the Current Agreement and New Agreement, C&B is also responsible for providing additional services related to the continuous investment program for the Fund, including recordkeeping services, and is obligated to comply with all the applicable rules and regulations of the SEC. The Current Agreement and New Agreement also require C&B to submit certain reports to the Board or Funds Management both quarterly and upon request and also specify that C&B must use its best efforts to obtain for the Fund the most favorable price and execution available. In compliance with the federal securities laws and subject to reporting to the Board, C&B may cause a Fund to pay a broker who provides certain research and brokerage services an amount for a commission that exceeds the amount that another broker would charge, in recognition of the brokerage and research services provided. The Current Agreement and New Agreement also provide that C&B may aggregate the orders of the Fund with those of other clients or accounts C&B manages, provided that the aggregation will result in an overall economic benefit to the Fund and C&B complies with all SEC pronouncements and interpretations regarding the aggregation of trades.

C&B bears all expenses in connection with the performance of its services under the Current Agreement and New Agreement, as well as any reasonable out-of-pocket costs and expenses incurred by Funds Management or the Trust to reflect and circulate changes in disclosure documents as a result of any changes to C&B portfolio management of the Fund, to obtain shareholder approval of a new sub-advisory agreement as a result of a change of control transaction, or otherwise to comply with the federal securities laws. Ordinary business expenses incurred in the operation of the Fund are borne by the Fund, except to the extent otherwise provided in the Current Agreement and New Agreement.

The Current Agreement and New Agreement both provide that C&B shall not be liable to Funds Management, the Trust or its shareholders for any error of judgment in connection with rendering its services pursuant to the Agreements or for any losses sustained in the purchase, holding or sale of any security, unless C&B or any of its officers, directors, employees or agents acted with willful misfeasance, bad faith, negligence or reckless disregard in performing their obligations and duties under the Agreements.

As with the Current Agreement, if approved by shareholders of the Fund, the New Agreement will continue in effect for an initial term of two years from the date of shareholder approval. After the initial term, the New Agreement is renewable annually for no more than one year, subject to Board or shareholder approval. Specifically, the Current Agreement and New Agreement are subject to annual approval by (i) the Board or by the vote of a “majority of outstanding voting securities” of the Fund (as defined in the 1940 Act) and (ii) the affirmative vote of a majority of the Trustees of the Trust who are not parties to the Agreements or “interested persons” (as defined in the 1940 Act) of a party to the Agreements (“Independent Trustees”), by votes cast in person at a meeting specifically called for such purpose. As with the Current Agreement, the New Agreement may be terminated at any time without penalty by written notice of the Fund to C&B LLP in the event that the Board or a majority of the Fund’s outstanding voting securities vote to terminate the New Agreement, or by C&B LLP or Funds Management upon 60 days’ written notice. Consistent with the 1940 Act and the Current Agreement, the New Agreement also would terminate upon its “assignment” as defined in the 1940 Act.

If shareholders of the Fund do not approve the New Agreement, the Change of Control Transaction may not be consummated. Although C&B LP may continue to serve as the sub-adviser to the Fund under the Current Agreement, the Board will determine what, if any further action is appropriate.

Board Considerations in Approving the New Agreement

The Board has the responsibility under the 1940 Act to vote on the approval of the New Agreement at meetings held in person called for the purpose of voting on such approvals. At meetings held in person on August 8, 2007, the Board of the Trust specifically considered approval of the New Agreement. At this meeting, the Board received and considered information and data about the services C&B has provided to the Fund in the past and proposes to provide to the Fund after the Change of Control Transaction. It also received and considered presentations and materials on AMG, the Acquisition Agreement, Change of Control Transaction and the expected termination of the Current Agreement. Representatives of Funds Management and C&B also confirmed for the Trustees that the New Agreement is substantially identical to its respective Current Agreement, as described above.

In addition, the Board received information with respect to the factors noted below, including updates on certain information provided at the most recent annual advisory agreement review meeting on March 30, 2007, for which detailed, comparative information and data relating to performance, sub-advisory fees, other funds and non-fund advisory accounts advised by C&B had been provided and considered (the “March Materials”). After receiving and considering the information described herein, the Board, including the Independent Trustees advised by their independent legal counsel, unanimously approved, subject to the required shareholder approval described herein, the New Agreement, to take effect upon the consummation of the Change of Control Transaction. The following is a summary of the Board’s discussion and views regarding certain factors relevant to its consideration of the New Agreement.

VT C&B LARGE CAP VALUE FUND

Nature, Extent and Quality of Services. The Board of the Trust received and considered information that it believed necessary to evaluate the nature, extent and quality of services provided to the Fund by C&B as well as the ability of C&B to continue to provide those services to the Fund under the New Agreement following the Change of Control Transaction. Among other information, the Board reviewed and analyzed updated materials on C&B and considered a presentation by C&B, both of which included, among other things, information about any proposed changes to C&B’s ownership, management and operations after the Change of Control Transaction.

The Trustees noted that the Change of Control Transaction is not expected to result in any change to the C&B personnel who currently manage the Fund or the manner in which the Fund is managed. In this regard, the Board considered that C&B’s portfolio management team and the research analysts supporting them are expected to remain the same after the Change of Control Transaction. The Board also evaluated the ability of C&B, based on its respective resources, reputations and other attributes, to continue to attract and retain highly qualified investment professionals, including research, advisory, and supervisory personnel, after the Change of Control Transaction. In this regard, the Board noted C&B’s representations that its new ownership structure would provide increased flexibility for younger members of the investment team to attain ownership in the firm.

Based on the above factors, together with those referenced below, the Board concluded that it was generally satisfied with the nature, extent and quality of the investment advisory services provided, and to continue to be provided, to the Fund by C&B.

Fund Performance. The Board considered the performance results for the Fund over various time periods ended June 30, 2007. It also considered these results in comparison to the Fund’s benchmark index.

The Board noted that the Fund performed consistently with or outperformed its benchmark index in the one- and three-year periods, but that the Fund had performed more inconsistently in the first six months of 2007 by underperforming its benchmark index in the longer-term and outperforming its benchmark index in the shorter-term. The Board also noted that performance results were generally consistent with the long-term investment strategies of the Fund.

Based on the above-referenced considerations and other factors, the Board concluded that the overall performance results supported the approval of the New Agreement.

Sub-Advisory Fee Rates. The Board also reviewed and considered the contractual investment sub-advisory fee rate payable by Funds Management to C&B LLP for investment sub-advisory services (the “Sub-Advisory Agreement Rate”) under the New Agreement, which the Board noted is the same as the Sub-Advisory Agreement Rate payable to C&B LP under the Current Agreement. The Board noted that the fees paid to C&B LLP pursuant to the Sub-Advisory Agreement Rate are paid by Funds Management out of its advisory fees, and are not paid directly by the Fund. The Board concluded that the Sub-Advisory Agreement Rate was fair and equitable, based on its consideration of the factors described above.

Profitability. The Board did not consider profitability information with respect to C&B, which is not affiliated with Funds Management. The Board noted that the sub-advisory fees paid to C&B had been negotiated by Funds Management on an arm’s length basis and that C&B’s separate profitability from its relationship with the Fund was not a material factor in determining whether to approve the New Agreement. The Board did, however, generally consider the financial health and soundness of C&B’s investment advisory business.

Economies of Scale. The Board did not review specific information regarding whether there have been economies of scale with respect to the management of the Fund, whether the Fund has appropriately benefited from any economies of scale, or whether there is potential for realization of any further economies of scale for the Fund because it regards that information as less relevant at the sub-adviser level. Rather, it reviews extensive information regarding potential economies of scale at its annual, in-person meeting to consider the Fund’s investment advisory agreement with Funds Management for reapproval.

Information about Services to Other Clients. The Board had received and considered information about the nature and extent of services and fee rates offered by C&B to other clients in the related March Materials in connection with reapproving the Current Agreement. At that meeting, the had Board concluded that the Sub-Advisory Agreement Rate was within a reasonable range of the fee rates offered to others by C&B, giving effect to differences in services covered by such fee rates. In connection with approving the New Agreement, the Board noted that the Sub-Advisory Agreement Rate payable under the New Agreement is the same as the Sub-Advisory Agreement Rate payable under the Current Agreement.

Other Benefits to C&B. The Board had received and considered information regarding potential “fall-out” or ancillary benefits received by C&B as a result of its relationship with the Fund in the related March Materials in connection with reapproving the Current Agreement, and noted that such benefits could include, among others, benefits directly attributable to the relationship of C&B with the Fund and benefits potentially derived from an increase in C&B’s business as a result of its relationship with the Fund (such as the ability to market to contract holders other financial products offered by C&B and its affiliates). At that meeting, the Board had concluded that the benefits were not unreasonable.

At that meeting, the Board also had considered the effectiveness of C&B’s policies in achieving the best execution of portfolio transactions, whether and to what extent soft dollar credits are sought and how any such credits are utilized, any benefits that may be realized by using an affiliated broker, the extent to which efforts are made to recapture commission costs, and the controls applicable to brokerage allocation procedures. The Board also had reviewed at its annual advisory agreement review meeting C&B’s methods for allocating portfolio investment opportunities among the Fund and other clients.

In connection with considering the New Agreement for approval, the Board noted that C&B would continue to provide the same sub-advisory services and would be subject to the same duties and obligations under the New Agreement as under the Current Agreement. The Board also noted that the Change of Control Transaction was not expected to affect C&B’s day-to-day operations or the manner in which the Fund is managed.

Other Factors and Broader Review. The Board noted C&B’s representations that the Change of Control Transaction was not expected to affect C&B’s operational independence, including firm strategy and investment philosophy or process.

Conclusion. No single factor was cited as determinative to the Board’s decision. Rather, after considering the above-described factors and based on its deliberations and its evaluation of the information described above, the Board, including the Independent Trustees, unanimously concluded that the terms of the New Agreement are fair and equitable and that approval of the New Agreement was in the best interest of the Fund and its shareholders. Accordingly, the Board unanimously approved the New Agreement for an initial two-year period.

More Information About C&B

C&B LP is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Investment Advisers Act of 1940 (the “Advisers Act”), and the C&B business commenced operations in 1949. C&B LP currently operates as a Pennsylvania limited partnership, and is majority owned by its managing partners. In connection with the consummation of the Change of Control Transaction, the existing business of C&B LP will be contributed by C&B LP to C&B LLP and C&B LLP will conduct the business of C&B LP following the consummation of the Change of Control Transaction.

C&B is located at 1700 Market St, Philadelphia, PA, 10103 and will maintain this address after the Change of Control Transaction. C&B provides investment management services to a number of institutional accounts, including employee benefit plans, college endowment funds and foundations. Accounts managed by C&B had combined assets had approximately $10 billion as of August 2007.

The principal executive officers, managers, members or partners of C&B, who are expected to continue in the same capacity after the Change of Control Transaction, are provided below. The address for each individual is 1700 Market Street, Philadelphia, PA 19103.

Name	Principal Occupation
Kermit S. Eck, CFA	Partner, Portfolio Manager and Research Analyst
Daren C. Heitman, CFA	Portfolio Manager and Research Analyst
Michael M. Meyer, CFA	Partner, Portfolio Manager and Research Analyst
James R. Norris	Partner, Portfolio Manager and Research Analyst
Edward O’Connor, CFA	Partner, Portfolio Manager and Research Analyst
James R. O’Neill, CFA	Partner, Portfolio Manager and Research Analyst
Mehul Trivedi, CFA	Partner, Portfolio Manager and Research Analyst

In addition to serving as the investment sub-adviser to the Fund, C&B serves as the investment sub-adviser to certain other funds which have investment objectives similar to the Fund, as provided below.

Fund	Asset Size as of June 30, 2007	Current Management Fee Based on Average Daily Net Assets
Wells Fargo Advantage C&B Large Cap Value Portfolio	$942,231,879	0.45% on first $250 million 0.40% on next $250 million 0.35% on next $250 million 0.30% over $750 million
Wells Fargo Advantage C&B Mid Cap Value Fund	$1,089,987,203	0.45% on first $250 million 0.40% on next $250 million 0.35% on next $250 million 0.30% over $750 million
Wells Fargo Advantage Value Fund	$35,945,036	0.45% on first $250 million 0.40% on next $250 million 0.35% on next $250 million 0.30% over $750 million

The Fund paid no brokerage commissions to affiliated broker-dealers for the fiscal year ended December 31, 2006.

THE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE IN FAVOR OF THE NEW AGREEMENT.

INFORMATION ON VOTING

This Proxy Statement is being provided in connection with the solicitation of proxies by the Board to solicit your vote to approve the New Agreement at a special meeting of shareholders (the “Meeting”). The Meeting will be held on the 28th day, January, 2008, at 10:30 a.m. (Pacific Time) in the Yosemite Conference Room at 525 Market Street, 12th Floor, San Francisco, California, 94105.

As of the record date of November 21, 2007, various participating insurance companies, on behalf of their separate accounts, were the primary shareholders of record of the Fund. Although contract holders are not direct shareholders of the Fund, to the extent they have allocated some or all of their contract value to shares of the Fund, they have the right to instruct the life insurance company that issued their contracts how these shares should be voted at the Meeting.

Contract holders have voting rights in relation to the contract value maintained in the participating insurance company sub-accounts. Contract holders do not have voting rights in relation to account value maintained in any fixed allocations or in relation to fixed or adjustable annuity payments. Contract holders give instructions equal to the number of shares represented by the sub-account units attributable to their annuity or policy contract. The number of shares for which a contract holder is entitled to provide voting instructions is determined by dividing his or her contract value allocated to the Fund on the Record Date by the share value of the Fund on the Record Date.

The participating insurance companies have advised the Trust that they will vote shares of the Fund held by them in accordance with voting instructions received from contract holders for whose accounts the shares are held. The participating insurance companies have also advised the Trust that they will vote the shares attributable to assets held in the sub-accounts for which they have not received voting instructions, in the same manner and proportion as the shares for which they have received voting instructions.

You may vote in one of four ways.

•	Complete and sign the enclosed proxy card and mail it to us in the enclosed prepaid return envelope (if mailed in the United States).

•	Vote on the Internet at the Web site address listed on your proxy ballot.

•	Call the toll-free number printed on your proxy ballot and follow the instructions provided.

•	You also may vote in person by attending the Meeting.

Please note that to vote via the Internet or telephone, you will need the “control number” that is printed on your proxy card.

You may revoke a proxy once it is given. If you desire to revoke a proxy, you must submit a later dated proxy or a written notice of revocation to the Fund. You also may give written notice of revocation in person at the Meeting. All properly executed proxies received in time for the Meeting will be voted as specified in the proxy, or, if no specification is made, FOR the proposal.

Only shareholders of record on November 21, 2007, are entitled to receive notice of, and to vote at, the Meeting. Each whole and fractional share of the Fund entitled to vote held as of November 21, 2007, is entitled to a whole or fractional vote. The presence in person or by proxy of one-third of the outstanding shares of the Fund is required to constitute a quorum. Approval of the New Agreement requires approval by the lesser of (1) 67% or more of the voting shares of the Fund present at the Meeting, provided that holders of more than 50% of the Fund’s outstanding shares are present or represented by proxy, or (2) more than 50% of the Fund’s outstanding voting securities.

The election inspectors will count your vote at the Meeting if cast in person or by proxy. The election inspectors will count:

•	votes cast FOR approval of the proposal to determine whether sufficient affirmative votes have been cast;

•	ballots that are returned without a direction the same as votes cast FOR the proposal; and

•

abstentions and broker non-votes of shares (in addition to votes cast FOR) to determine whether a quorum is present at the Meeting. Abstentions and broker non-votes are not counted to determine whether a proposal has been approved.

Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker lacks discretionary voting authority.

The Board knows of no matters other than the proposals described in this Proxy Statement that will be brought before the Meeting. If, however, any other matters properly come before the Meeting, it is the Board’s intention that proxies will be voted on such matters based on the judgment of the persons named in the enclosed form of proxy. In the event that a quorum is not present for the Meeting, or in the event that a quorum is present but sufficient votes to approve any proposed item are not received by the Fund, one or more adjournment(s) may be proposed to permit further solicitation of proxies. Any such adjournment(s) will require the affirmative vote of a majority of the shares that are represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they are entitled to vote FOR the proposal in favor of such adjournment(s), and will vote those proxies required to be voted AGAINST the proposal against any adjournment(s).

In addition to the solicitation of proxies by mail or expedited delivery service, certain officers and employees of Funds Management or an affiliate, who will not be paid for their services, the Wells Fargo Advantage Funds or a solicitor may solicit proxies by telephone, facsimile, verbal, Internet, or e-mail communication. Funds Management has engaged the proxy solicitation firm of D.F. King & Co., Inc., which will be paid approximately $18,440, plus out-of-pocket expenses, for its services. C&B will bear the expenses incident to the solicitation of proxies in connection with the Meeting, which expenses include the fees and expenses of tabulating the results of the proxy solicitation and the fees and expenses of D.F. King & Co., Inc. C&B also will reimburse upon request persons holding shares as nominees for their reasonable expenses in sending soliciting material to their principals. Additionally, an affiliate of Funds Management intends to hire an independent fiduciary to vote shares of the Funds that such affiliate would otherwise be entitled to vote in its capacity as trustee or fiduciary. The independent fiduciary may also vote shares that other fiduciaries entitled to vote such shares fail to vote for the benefit of participants and beneficiaries of retirement plans for which such affiliate acts as trustee. The Fund will not pay any of the costs associated with the preparation of this Proxy Statement or the solicitation of proxies.

Outstanding Shares

As of November 21, 2007, the Fund had the following number of shares outstanding and entitled to vote: 2,831,655.89.

Principal Shareholders

The federal securities laws require that we include information about the shareholders who own 5% or more of the outstanding voting shares of the Fund. To the knowledge of Wells Fargo Advantage Funds, the following persons are the only persons who owned, of record or beneficially, 5% or more of the outstanding shares of the Fund as of November 21, 2007. No person with record ownership of 5% or more of the Fund is known by the Trust to have beneficial ownership of such shares.

Name and Address	Type of Ownership	Percentage of Fund
American Skandia Life SAB(a) P.O. Box 883 Shelton, CT 06484-0883	Record	41.75%
American Enterprise Life Insurance Corporation(b) IDS Tower 10 Minneapolis, MN 55440	Record	30.11%
Hartford Life & Annuity Insurance Separate Account P.O. Box 2999 Hartford, CT 06104-2999	Record	20.53%

(a) American Skandia Life SAB is a subsidiary of Prudential Financial, Inc., a New Jersey corporation.

(b) American Enterprise Life is a subsidiary of Ameriprise Financial, Inc., a Delaware corporation.

For purposes of the 1940 Act, any person who owns directly or through one or more controlled companies more than 25% of the voting securities of a company is presumed to “control” such company. Accordingly, to the extent that a shareholder identified in the foregoing table is identified as the beneficial owner of more than 25% of the Fund, or is identified as the record owner of more than 25% of the Fund and has voting and/or investment power, it may be presumed to control the Fund.

As of November 21, 2007, the Officers and Trustees of the Trust, as a group, owned less than 1% of the shares of the Fund.

Information about Funds Management and Other Affiliates

Funds Management serves as the Fund’s investment adviser and administrator, and is located at 525 Market Street, San Francisco, California 94105. Wells Fargo Funds Distributor, LLC serves as the Fund’s principal underwriter, and is located at 525 Market Street, San Francisco, California 94105.

Annual Meetings and Shareholder Meetings

The Trust does not presently hold annual meetings of shareholders for the election of Trustees and other business unless otherwise required by the 1940 Act. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for the next meeting are sent to shareholders. Because the Trust does not hold regular shareholder meetings, no anticipated date of the next meeting can be provided

Shareholders Sharing an Address

To help keep expenses low, the Trust is permitted to mail only one copy of this proxy statement to a household even if more than one person in a household is a Fund shareholder of record, unless the Trust has received contrary instructions from one or more of the shareholders. If you need additional copies of this proxy statement and you are a holder of record of your shares, please call 1-800-222-8222.

Appendix 1

Wells Fargo Advantage Funds (logo)

Wells Fargo Advantage Funds

P.O. Box 859232

Braintree, MA 02185-9232

Vote this proxy card TODAY! Your prompt response will save the expense of additional mailings

CALL:	To vote by phone call toll-free 1-800-830-3542 and follow the recorded instructions.
LOG-ON:	Vote on the internet at www.2voteproxy.com and follow the on-screen instructions.
MAIL:	Return the signed proxy card in the enclosed envelope.

WELLS FARGO VARIABLE TRUST: WELLS FARGO ADVANTAGE VT C&B LARGE CAP VALUE FUND

PROXY SOLICITED BY THE TRUSTEES

By my signature below, I appoint Karla M. Rabusch, C. David Messman and Carol J. Lorts (officers of Wells Fargo Variable Trust) as my proxies and attorneys to vote all shares of the Fund identified below that I am entitled to vote at the Special Meeting of Shareholders of Wells Fargo Variable Trust to be held at 525 Market St., 12th Floor, San Francisco, California on January 28, 2008, and at any adjournments of the meeting. The proxies shall have all the powers that I would possess if present. I hereby revoke any prior proxy, and ratify and confirm all that the proxies, or any of them, may lawfully do. I acknowledge receipt of the notice of Special Meeting of Shareholders and the Proxy Statement dated December 12, 2007.

The proxies shall vote my shares according to my instructions given below with respect to a proposal. If I do not provide an instruction, I understand that the proxies will vote my shares in favor of the proposal. The proxies will vote on any matter not described in the Proxy Statement, including adjournment that may arise in the meeting according to their best judgment.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE IF YOU ARE NOT VOTING BY PHONE OR INTERNET	Dated _____________

Note: Please make sure that you complete, sign and date your proxy ballot. Please sign exactly as your name appears on your account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

WELLS FARGO VARIABLE TRUST

This proxy is solicited by the Board of Trustees of Wells Fargo Variable Trust, which unanimously recommends that you vote FOR each of the Proposals. Please vote by checking the appropriate box:

Please mark a Box below in blue or black ink as follows. Example: ¦

	FOR	AGAINST	ABSTAIN
1. To approve a new investment sub-advisory agreement with Cooke & Bieler, LLP for the VT C&B Large Cap Value Fund.	☐	☐	☐

PLEASE SIGN ON REVERSE SIDE